EXHIBIT 99.1

                        PATHMARK COMPLETES REORGANIZATION
                       EMERGES FROM PREPACKAGED BANKRUPTCY


Carteret, New Jersey, September 19, 2000 - Pathmark Stores, Inc., emerged today from Chapter 11 bankruptcy protection as a reorganized public company with its nearly $1 billion in bond indebtedness eliminated. Pathmark also closed on its previously announced $600 million exit financing with a group of financial institutions led by The Chase Manhattan Bank.

Pathmark filed its prepackaged plan of reorganization on July 12, 2000 in the U.S. Bankruptcy Court in Delaware with the overwhelming support of its bondholders. The Plan, approved by the Court on September 7, 2000, will result in Pathmark's bondholders receiving 100% of Pathmark's common stock and warrants to purchase additional shares. Pathmark's new common stock and warrants will be listed on the NASDAQ Stock Market under the symbols "PTMK" and "PTMKW," respectively.

Jim Donald, Chairman, President and CEO said, "We are pleased to have completed a swift and consensual reorganization and look forward to operating with a greatly improved financial structure".

Pathmark is a regional supermarket company operating 137 stores primarily in the New York-New Jersey and Philadelphia metro areas.

The matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For additional information about the Company and its various risk factors, see the Company' most recent 10-K for the year ended January 29, 2000, as filed with the Securities and Exchange Commission on April 28, 2000, and its Form 10-Q for the quarter and six months ended July 29, 2000, as filed on September 12, 2000 with the Securities and Exchange Commission.